Exhibit 99.1

NEWS RELEASE
Contact:
Sheila Spagnolo
Vice President
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP REPORTS
RECORD FOURTH QUARTER
AND FULL FISCAL YEAR 2014 RESULTS

•	Net sales for first quarter fiscal year 2014 increased 6% to $943.7 million

•	Operating income for first quarter fiscal year 2014 was $141.3 million, reflecting an operating margin of 15%

•
Net income for first quarter fiscal year 2014 was $79.0 million, or $1.50 per diluted share, which included $3.6 million pre-tax ($0.04 per diluted share) of costs related to the Jefferson Street facility move. Excluding these costs, earnings per share was $1.54 per diluted share

•	Cash flow from operations for first quarter fiscal 2014 was $37.6 million prior to pension contributions of $25.8 million

Berwyn, PA - July 25, 2013 - Triumph Group, Inc. (NYSE: TGI) today reported that net sales for the first quarter of fiscal year ending March 31, 2014 totaled $943.7 million, a six percent increase from last year's first quarter net sales of $887.7 million. Organic sales for the quarter decreased two percent primarily due to a decline in non-recurring revenue.

Net income for the first quarter of fiscal year 2014 was $79.0 million, or $1.50 per diluted share, versus $76.3 million, or $1.46 per diluted share, for the first quarter of the prior fiscal year, an increase of four percent. The quarter's results included approximately $3.6 million pre-tax ($2.3 million after tax or $0.04 per diluted share) of costs related to the Jefferson Street facility move. The prior fiscal year's quarter included approximately $0.5 million ($0.3 million after tax) of integration costs associated with the acquisition of Vought Aircraft Industries (now Triumph Aerostructures-Vought Aircraft Division) and a charge of $1.2 million pre-tax ($0.7 million after tax) for early retirement incentives. Excluding the Jefferson Street move related costs, net income for the quarter was $81.4 million, or $1.54 per diluted share. Also included in the quarter's results was approximately $1.3 million pre-tax ($0.8 million after tax or $0.02 per diluted share) of acquisition related costs primarily attributable to the Primus Composite acquisition. The number of shares used in computing diluted earnings per share for the quarter was 52.8 million shares.

During the quarter, the company generated $37.6 million of cash flow from operations before Triumph Aerostructures' pension contribution of $25.8 million; after this contribution, cash flow from operations was $11.8 million. This amount reflects our planned investment in growth programs and the establishment of the Red Oak facility, which will enhance the company's future profitability.

Segment Results

Aerostructures

The Aerostructures segment reported net sales for the quarter of $651.9 million, compared to $669.9 million in the prior year period. Organic sales for the quarter declined four percent primarily due to a $20.7 million decline in non-recurring revenue. Operating income for the first quarter of fiscal year 2014 was $100.4 million, compared to $120.1 million for the prior year period, and included a net unfavorable cumulative catch-up adjustment on long-term contracts of $4.7 million, of which $1.7 million was related to the Jefferson Street facility move. The prior fiscal year's quarter included a favorable $7.0 million settlement of a termination claim. The segment's operating margin for the quarter was fifteen percent. The segment's operating results for the quarter included charges of $3.5 million related to the Jefferson Street facility move, which remains on budget and on time.

Aerospace Systems

The Aerospace Systems segment reported net sales for the quarter of $219.5 million, compared to $140.5 million in the prior year period, an increase of fifty-six percent, reflecting the impact of the Triumph Processing-Embee Division and Triumph Engine Control Systems acquisitions in fiscal year 2013. Organic sales growth for the quarter was six percent. Operating income for the first quarter of fiscal year 2014 was $42.6 million compared to $23.5 million for the prior year period, an increase of eighty-two percent. Operating margin for the quarter was nineteen percent. The segment's operating results included $2.9 million, compared to $1.7 million in the prior year period, of legal expenses associated with the previously reported trade secret litigation.

Aftermarket Services

The Aftermarket Services segment reported net sales for the quarter of $74.4 million, compared to $80.0 million in the prior year period. The year over year decrease in net sales reflected the impact of the divestitures of the Instrument Companies. Organic sales growth for the quarter was one percent. Operating income for the first quarter of fiscal year 2014 was $11.3 million compared to $11.8 million for the prior year period. Operating margin for the quarter was fifteen percent. The segment's operating results for the quarter included a residual loss on the sale of the assets of the Instruments Companies of $0.2 million.

Outlook

Commenting on the company's performance and its outlook for fiscal year 2014, Jeffry D. Frisby, Triumph's President and Chief Executive Officer, said, “Triumph delivered a solid first quarter of performance to begin this fiscal year. During the quarter, our same store backlog grew both sequentially and year over year as we continued to execute well and reduce costs. We successfully completed the acquisition of Primus Composites, which increased our global presence, expanded our structural composite capability and diversified our customer base. In addition, we expanded our relationship with

Embraer by securing the recently announced award to design and build fuselage sections and other components for the second generation E-jet family.”

“Based on current projected aircraft production rates and a weighted average share count of 53.1 million shares, we are reaffirming our revenue guidance for fiscal year 2014 of $3.8 to $4.0 billion and are maintaining our full year guidance of earnings per share of $5.65 to $5.75 per diluted share. Excluding the Jefferson Street move related costs, earnings per share for fiscal year 2014 are expected to be $6.30 to $6.40 per diluted share.”

As previously announced, Triumph Group will hold a conference call tomorrow at 8:30 a.m. (ET) to discuss the fiscal year 2014 first quarter results. The conference call will be available live and archived on the company's website at http://www.triumphgroup.com. A slide presentation will be included with the audio portion of the webcast. An audio replay will be available from July 26th to August 7th by calling (888) 266-2081 (Domestic) or (703) 925-2533 (International), passcode #1618421.

Triumph Group, Inc. headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerostructures, aircraft components, accessories, subassemblies and systems. The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the company's website at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements of expectations of or assumptions about future aerospace market conditions, aircraft production rates, financial and operational performance, revenue and earnings growth, profitability and earnings results for fiscal 2014. All forward-looking statements involve risks and uncertainties which could affect the company's actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.

Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph's reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING PAGES

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(in thousands, except per share data)

	Three Months Ended
	June 30
CONDENSED STATEMENTS OF INCOME	2013	2012

Net sales	$943,683	$887,688

Operating income	141,346	140,942

Interest expense and other	19,710	17,232
Income tax expense	42,593	47,378

Income from continuing operations	$79,043	$76,332

Earnings per share - basic:

Net income	$1.56	$1.54

Weighted average common shares outstanding - basic	50,815	49,416

Earnings per share - diluted:

Net income	$1.50	$1.46

Weighted average common shares outstanding - diluted	52,806	52,271

Dividends declared and paid per common share	$0.04	$0.04

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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except per share data)

BALANCE SHEET	Unaudited	Audited
	June 30,	March 31,
	2013	2013
Assets
Cash and cash equivalents	$18,529	$32,037
Accounts receivable, net	411,152	433,927
Inventory, net of unliquidated progress payments of $134,261 and $124,128	1,086,753	987,702
Rotable assets	35,105	34,853
Deferred income taxes	52,236	99,546
Prepaid and other current assets	20,612	23,582
Assets held for sale	—	14,747
Current assets	1,624,387	1,626,394

Property and equipment, net	885,183	815,084
Goodwill	1,720,290	1,718,779
Intangible assets, net	951,440	958,359
Other, net	69,560	66,792

Total assets	$5,250,860	$5,185,408

Liabilities & Stockholders' Equity
Current portion of long-term debt	$56,457	$133,930
Accounts payable	312,410	327,426
Accrued expenses	248,115	276,849
Liabilities related to assets held for sale	—	2,621
	616,982	740,826

Long-term debt, less current portion	1,357,326	1,195,933
Accrued pension and post-retirement benefits, noncurrent	632,001	671,175
Deferred income taxes, noncurrent	315,446	331,061
Other noncurrent liabilities	195,106	201,255

Stockholders' Equity:
Common stock, $.001 par value, 100,000,000 shares authorized, 52,013,534 and 50,123,035 shares issued	52	50
Capital in excess of par value	859,894	848,372
Accumulated other comprehensive income	(60,629)	(60,972)
Retained earnings	1,334,682	1,257,708
Total stockholders' equity	2,133,999	2,045,158

Total liabilities and stockholders' equity	$5,250,860	$5,185,408
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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

SEGMENT DATA	Three Months Ended
	June 30
	2013	2012
Net Sales:
Aerostructures	$651,888	$669,853
Aerospace Systems	219,526	140,512
Aftermarket Services	74,353	79,977
Elimination of inter-segment sales	(2,084)	(2,654)
	$943,683	$887,688

Operating Income (Loss):
Aerostructures	$100,387	$120,138
Aerospace Systems	42,643	23,465
Aftermarket Services	11,279	11,807
Corporate	(12,963)	(14,468)
	$141,346	$140,942

Depreciation and Amortization:
Aerostructures	$26,313	$23,904
Aerospace Systems	8,539	4,474
Aftermarket Services	1,877	2,326
Corporate	1,205	1,111
	$37,934	$31,815

Amortization of Acquired Contract Liabilities:
Aerostructures	$(6,141)	$(6,993)
Aerospace Systems	(5,009)	—
	$(11,150)	$(6,993)

Capital Expenditures:
Aerostructures	$45,945	$30,012
Aerospace Systems	4,432	2,789
Aftermarket Services	4,152	4,097
Corporate	1,700	207
	$56,229	$37,105

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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures

We prepare and publicly release quarterly unaudited financial statements prepared in accordance with GAAP. In accordance with Securities and Exchange Commission (the "SEC") guidance on Compliance and Disclosure Interpretations, we also disclose and discuss certain non-GAAP financial measures in our public releases. Currently, the non-GAAP financial measure that we disclose is Adjusted EBITDA, which is our net income before interest, income taxes, amortization of acquired contract liabilities, curtailments and early retirement incentives, depreciation and amortization. We disclose Adjusted EBITDA on a consolidated and an operating segment basis in our earnings releases, investor conference calls and filings with the SEC. The non-GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. Also, in the future, we may disclose different non-GAAP financial measures in order to help our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations.

We view Adjusted EBITDA as an operating performance measure and, as such, we believe that the GAAP financial measure most directly comparable to it is net income. In calculating Adjusted EBITDA, we exclude from net income the financial items that we believe should be separately identified to provide additional analysis of the financial components of the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the material limitations on the use of these non-GAAP financial measures as a result of these exclusions. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as a measure of liquidity, as an alternative to net income (loss), income from continuing operations, or as an indicator of any other measure of performance derived in accordance with GAAP. Investors and potential investors in our securities should not rely on Adjusted EBITDA as a substitute for any GAAP financial measure, including net income (loss) or income from continuing operations. In addition, we urge investors and potential investors in our securities to carefully review the reconciliation of Adjusted EBITDA to net income set forth below,  in our earnings releases and in other filings with the SEC and to carefully review the GAAP financial information included as part of our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K that are filed with the SEC, as well as our quarterly earnings releases, and compare the GAAP financial information with our Adjusted EBITDA.

Adjusted EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business. We have spent more than 15 years expanding our product and service capabilities partially through acquisitions of complementary businesses. Due to the expansion of our operations, which included acquisitions, our net income has included significant charges for depreciation and amortization. Adjusted EBITDA excludes these charges and provides meaningful information about the operating performance of our business, apart from charges for depreciation and amortization. We believe the disclosure of Adjusted EBITDA helps investors meaningfully evaluate and compare our performance from quarter to quarter and from year to year. We also believe Adjusted EBITDA is a measure of our ongoing operating performance because the isolation of non-cash income and expenses, such as amortization of acquired contract liabilities, depreciation and amortization, and non-operating items, such as interest and income taxes, provides additional information about our cost structure, and, over time, helps track our operating progress. In addition, investors, securities analysts and others have regularly relied on Adjusted EBITDA to provide a financial measure by which to compare our operating performance against that of other companies in our industry.

Set forth below are descriptions of the financial items that have been excluded from our net income to calculate Adjusted EBITDA and the material limitations associated with using this non-GAAP financial measure as compared to net income:

•
Curtailments and early retirement incentives may be useful to investors to consider because it represents the current period impact of the change in defined benefit obligation due to the reduction in future service costs. We do not believe these charges (gains) necessarily reflect the current and ongoing cash earnings related to our operations.

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

•
Amortization of acquired contract liabilities may be useful for investors to consider because it represents the non-cash earnings on the fair value of below market contracts acquired through the acquisition of Vought. We do not believe these earnings necessarily reflect the current and ongoing cash earnings related to our operations.

•
Amortization expenses may be useful for investors to consider because it represents the estimated attrition of our acquired customer base and the diminishing value of product rights and licenses. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•
Depreciation may be useful for investors to consider because they generally represent the wear and tear on our property and equipment used in our operations. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•
The amount of interest expense and other we incur may be useful for investors to consider and may result in current cash inflows or outflows. However, we do not consider the amount of interest expense and other to be a representative component of the day-to-day operating performance of our business.

•
Income tax expense may be useful for investors to consider because it generally represents the taxes which may be payable for the period and the change in deferred income taxes during the period and may reduce the amount of funds otherwise available for use in our business.  However, we do not consider the amount of income tax expense to be a representative component of the day-to-day operating performance of our business.

Management compensates for the above-described limitations of using non-GAAP measures by using a non-GAAP measure only to supplement our GAAP results and to provide additional information that is useful to gain an understanding of the factors and trends affecting our business.

The following table shows our Adjusted EBITDA reconciled to our net income for the indicated periods:

	Three Months Ended
	June 30
	2013	2012
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):
Net income	$79,043	$76,332

Add-back:
Income tax expense	42,593	47,378
Interest expense and other	19,710	17,232
Curtailments and early retirement incentives	—	1,150
Amortization of acquired contract liabilities	(11,150)	(6,993)
Depreciation and amortization	37,934	31,815

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")	$168,130	$166,914

Net sales	$943,683	$887,688

Adjusted EBITDA Margin	17.8%	18.8%
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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended June 30, 2013
		Segment Data
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate/Eliminations

Net Income	$79,043

Add-back:
Income tax expense	42,593
Interest expense and other	19,710

Operating income (loss)	$141,346	$100,387	$42,643	$11,279	$(12,963)

Amortization of acquired contract liabilities	(11,150)	(6,141)	(5,009)	—	—
Depreciation and amortization	37,934	26,313	8,539	1,877	1,205

Adjusted Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")	$168,130	$120,559	$46,173	$13,156	$(11,758)

Net sales	$943,683	$651,888	$219,526	$74,353	$(2,084)

Adjusted EBITDA Margin	17.8%	18.5%	21.0%	17.7%	n/a

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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended June 30, 2012
		Segment Data
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Net Income	$76,332

Add-back:
Income tax expense	47,378
Interest expense and other	17,232

Operating income (loss)	$140,942	$120,138	$23,465	$11,807	$(14,468)

Curtailments and early retirement incentives	1,150	—	—	—	1,150
Amortization of acquired contract liabilities	(6,993)	(6,993)	—	—	—
Depreciation and amortization	31,815	23,904	4,474	2,326	1,111

Adjusted Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")	$166,914	$137,049	$27,939	$14,133	$(12,207)

Net sales	$887,688	$669,853	$140,512	$79,977	$(2,654)

Adjusted EBITDA Margin	18.8%	20.5%	19.9%	17.7%	n/a

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Adjusted income from continuing operations, before income taxes, adjusted income from continuing operations and adjusted income from continuing operations per diluted share, before non-recurring costs has been provided for consistency and comparability. These measures should not be considered in isolation or as alternatives to income from continuing operations before income taxes, income from continuing operations and income from continuing operations per diluted share presented in accordance with GAAP. The following tables reconcile income from continuing operations before income taxes, income from continuing operations, and income from continuing operations per diluted share, before non-recurring costs.

	Three Months Ended
	June 30, 2013				Location on
	Pre-Tax	After-Tax	Diluted EPS		Financial Statements
Income from Continuing Operations - GAAP	$121,636	$79,043	$1.50
Non-Recurring Costs:
Relocation Costs (including interest)	1,321	851	0.02		Aerostructures (Primarily)
Jefferson Street Move:
Disruption	1,551	999	0.02		Aerostructures (EAC)**
Accelerated Depreciation	758	488	0.01		Aerostructures (EAC)**
Income from continuing operations - non-GAAP	$125,266	$81,381	$1.68	*

* Difference due to rounding.
** EAC - estimated costs at completion with respect to contracts within the scope of Accounting Standards Codification 605-35, "Revenue-Construction-Type and Production-Type Contracts"

	Three Months Ended
	June 30, 2012				Location on
	Pre-Tax	After-Tax	Diluted EPS		Financial Statements
Income from Continuing Operations - GAAP	$123,710	$76,332	$1.46
Non-Recurring Costs:
Early retirement incentives	1,150	730	0.01		Corporate
Integration	545	346	0.01		Aerostructures (Primarily)
Income from continuing operations - non-GAAP	$125,405	$77,408	$1.48	^

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Cash provided by operations, before pension contributions has been provided for consistency and comparability. We also use free cash flow available for debt reduction as a key factor in planning for and consideration of strategic acquisitions, stock repurchases and the repayment of debt. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The following table reconciles cash provided by operations, before pension contributions to cash provided by operations, as well as cash provided by operations to free cash flow available for debt reduction.

	Three Months Ended
	June 30
	2013	2012

Cash provided by operations, before pension contributions	$37,602	$127,624
Pension contributions	25,800	25,077
Cash provided by operations	11,802	102,547
Less:
Capital expenditures	56,229	37,105
Dividends	2,069	1,997
Free cash flow available for debt reduction	$(46,496)	$63,445

We use "Net Debt to Capital" as a measure of financial leverage.  The following table sets forth the computation of Net Debt to Capital:

	June 30,	March 31,
	2013	2013

Calculation of Net Debt
Current portion	$56,457	$133,930
Long-term debt	1,357,326	1,195,933
Total debt	1,413,783	1,329,863
Less: Cash	18,529	32,037
Net debt	$1,395,254	$1,297,826

Calculation of Capital
Net debt	$1,395,254	$1,297,826
Stockholders' equity	2,133,999	2,045,158
Total capital	$3,529,253	$3,342,984

Percent of net debt to capital	39.5%	38.8%

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